As filed with the Securities and Exchange Commission on October 5, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MARVELL TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	85-3971597
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1000 N. West Street, Suite 1200 Wilmington, Delaware	19801
(Address of Principal Executive Offices)	(Zip Code)

Innovium, Inc. Amended 2015 Stock Option and Grant Plan

(Full title of the plans)

Mitchell L. Gaynor

Executive Vice President, Chief Administration and Legal Officer, and Secretary

1000 N. West Street, Suite 1200

Wilmington, Delaware 19801

(Name and address of agent for service)

(302) 295-4840

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a small reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common shares, par value $0.002 per share:	1,232,805 shares	(2)	$50,612,812 (2)	$4,692 (2)

(1)

This Registration Statement covers the number of shares of Marvell Technology, Inc., a Delaware corporation (the “Company” or the “Registrant”), common shares, par value $0.002 per share (the “Common Shares”), stated above, that may be delivered in settlement of options and restricted stock units assumed in connection with the acquisition by the Company of Innovium, Inc. (“Innovium”) pursuant to the Agreement and Plan of Merger, dated August 2, 2021 (the “Assumed Equity Awards”). The Assumed Equity Awards are outstanding under the Innovium, Inc. Amended 2015 Stock Option and Grant Plan (the “Plan”). This Registration Statement covers, in addition to the Common Shares stated above, options and other rights to purchase or acquire the Common Shares covered by this Registration Statement. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers the issuance of any additional Common Shares under the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

The price per share was calculated in accordance with Securities Act Rule 457(c) and (h) for purposes of calculating the registration fee. For shares to be issued pursuant to the exercise of outstanding option awards, the maximum aggregate offering price was computed by multiplying 421,648 shares by the weighted average exercise price of the options ($8.15 per share). For shares to be issued pursuant to the vesting of outstanding restricted stock units, the maximum aggregated offering price was computed by multiplying 811,157 shares by the average of the high and low price of the Common Shares as reported on the NASDAQ Global Select Market on October 4, 2021 ($58.16 per share). Pursuant to Rule 457(p) promulgated under the Securities Act, the registration fee due is offset by the registration fee previously paid by the Registrant in connection with the registration of shares of the Company’s Common Stock on Form S-4 (File No. 333-259149), as amended, initially filed by the Registrant on August 30, 2021, with respect to which 16,978,939 shares of Company Common Stock were issued or sold. Accordingly, the fee for this Registration Statement is offset by the fee associated with unsold securities under that registration statement.

EXPLANATORY NOTE

Marvell Technology, Inc., a Delaware corporation (the “Company,” “Marvell” or the “Registrant”) has filed this Registration Statement on Form S-8 to register 1,232,805 common shares of the Company, $0.002 par value per share (the “Common Shares”), issuable under the Innovium, Inc. Amended 2015 Stock Option and Grant Plan (the “Plan”), comprised of:

(i)	421,648 Common Shares issuable pursuant to unexpired, outstanding and unexercised options under the Plans and

(ii)	811,157 Common Shares issuable pursuant to outstanding unvested restricted stock units under the Plans.

Pursuant to the Agreement and Plan of Merger, dated as of August 2, 2021, by and among, Innovium, Inc., the Company, one of the Company’s wholly owned subsidiaries and Shareholder Representative Services LLC (the “Merger Agreement”), pursuant to which on October, 5 2021 (the “Effective Date”), Innovium became a wholly owned subsidiary of the Company.

In accordance with the Merger Agreement, as of the Effective Date, certain outstanding options to purchase shares of Innovium common stock and certain restricted stock units with respect to Innovium common stock, each granted under the Plan, will be assumed by the Company and converted into options to purchase Common Shares and restricted stock units with respect to Common Shares, respectively.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act, and are available without charge, upon written or oral request to: Investor Relations, c/o Marvell Semiconductor, Inc., 5488 Marvell Lane, Santa Clara, California 95054.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Registrant and Marvell Technology Group Ltd. (“MTGL”) with the Commission under the Exchange Act, are incorporated herein by reference (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items):

1)	The Registrant’s Current Report on Form 8-K filed with the Commission on October 5, 2021;

2)

The description of the Registrant’s Common Stock, par value $0.002 per share, contained in the Registrant’s Registration Statement on Form S-4 initially filed with the Commission on December 22, 2020, as amended;

3)

The Annual Report on Form 10-K of MTGL for the fiscal year ended January 30, 2021 as filed with the SEC on March 16, 2021 (including information specifically incorporated by reference from Marvell’s definitive proxy statement on Schedule 14A);

4)	Marvell’s Quarterly Reports on Form 10-Q for the period ended May 1, 2021, as filed with the SEC on June 9, 2021 and for the period ended July 31, 2021, as filed with the SEC on August 27, 2021;

5)

The Current Reports on Form 8-K filed by MTGL with the SEC on March 5, 2021, March  24, 2021, April 5, 2021 (not including the Form 8-K furnished on April 5, 2021 pursuant to Item 7.01 of Form 8-K), April 12, 2021, April 16, 2021, April 19, 2021 and April 20, 2021; and

6)

Marvell’s Current Reports on Form 8-K filed with the SEC on April 21, 2021, May  3, 2021, May  4, 2021, June  3, 2021, July 20, 2021, August 3, 2021 (except for the portions thereof furnished pursuant to Item 2.02 of Form 8-K), August 27, 2021, September  14, 2021, September 23, 2021 and the Form 8-K12B filed with the SEC on April 20, 2021.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

The Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain provisions that provide for the indemnification of officers and directors to the fullest extent as is permitted by the laws of the State of Delaware, as may be amended from time to time.

As permitted by Section 102(b)(7) of the DGCL, the Registrant’s Amended and Restated Certificate of Incorporation contains a provision eliminating the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL, as may be amended from time to time.

The Registrant’s Amended and Restated Bylaws provide that the Registrant shall indemnify, to the fullest extent authorized by the DGCL, each person who was or is a party or is threatened to be made a party to, or was or is otherwise involved in, any action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry, judicial, administrative or legislative hearing, or any other threatened, pending or completed proceeding, whether brought by or in the right of the Registrant or otherwise, including any and all appeals, whether of a civil, criminal, administrative, legislative, investigative or other nature, by reason of the fact that he or she is or was a director or an officer of the Registrant or while a director or officer of the Registrant is or was serving at the request of the corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, or by reason of anything done or not done by them in any such capacity, against all expense, liability and loss actually and reasonably incurred by such indemnitee.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of Marvell Technology, Inc. filed with the Secretary of State of Delaware on April 20, 2021, incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K as filed on April 20, 2021

3.2	Amended and Restated Bylaws of Marvell Technology, Inc. effective as of April 20, 2021, incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K as filed on April 20, 2021

4.1*	Innovium, Inc. Amended 2015 Stock Option and Grant Plan (including forms of grant notice and agreements)

5.1*	Opinion of Gibson, Dunn & Crutcher LLP

23.1*	Consent of Gibson, Dunn & Crutcher LLP (filed as part of Exhibit 5.1)

23.2*	Consent of Deloitte & Touche LLP relating to Marvell Technology Group Ltd.’s financial statements

24.1	Power of Attorney (included in signature page to this Registration Statement)

*	Filed herewith.

Item 9.	Undertakings

The Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement); and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on this 5th day of October, 2021.

MARVELL TECHNOLOGY, INC.

By:	/s/ JEAN HU
	Name:	Jean Hu
	Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Matthew J. Murphy and Jean Hu and each of them, acting individually, as his attorney-in-fact, with full power of substitution, for him and in any and all capacities, to sign any and all amendments to this Registration Statement on this Form S-8 (including any post-effective amendments thereto) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ MATTHEW J. MURPHY	President and Chief Executive Officer	October 5, 2021
Matthew J. Murphy	(Principal Executive Officer), Director

/s/ JEAN HU	Chief Financial Officer	October 5, 2021
Jean Hu	(Principal Financial Officer)

/s/ WILLEM MEINTJES	Chief Accounting Officer	October 5, 2021
Willem Meintjes	(Principal Accounting Officer)

/s/ RICHARD S. HILL	Chair of the Board	October 5, 2021
Richard S. Hill

/s/ TUDOR BROWN	Director	October 5, 2021
Tudor Brown

/s/ BRAD BUSS	Director	October 5, 2021
Brad Buss

/s/ EDWARD FRANK	Director	October 5, 2021
Edward Frank

/s/ MARACHEL KNIGHT	Director	October 5, 2021
Marachel Knight

/s/ BETHANY MAYER	Director	October 5, 2021
Bethany Mayer

/s/ MICHAEL STRACHAN	Director	October 5, 2021
Michael Strachan

/s/ ROBERT E. SWITZ	Director	October 5, 2021
Robert E. Switz

/s/ FORD TAMER	Director	October 5, 2021
Ford Tamer